Exhibit 99.1

Revance Therapeutics Releases First Quarter 2015 Financial Results

Completes Enrollment in Two Key Clinical Trials:
BELMONT Phase 2 Active Comparator Trial for Injectable RT002 and Open-Label Study for Topical RT001

NEWARK, Calif., May 13, 2015 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a specialty biopharmaceutical company developing botulinum toxin products for the use in aesthetic and therapeutic indications, announced today financial results for the first quarter ended March 31, 2015.

Recent Highlights

•
Completed enrollment for BELMONT Phase 2 active comparator trial. The study is evaluating the safety, efficacy and duration of effect of the company’s injectable RT002 product candidate to treat glabellar (frown) lines.

•	Completed enrollment in the open-label study for the company’s topical RT001 product candidate for the treatment of lateral canthal (crow’s feet) lines.

•	Prioritized cervical dystonia as the first therapeutic indication for the company’s RT002 Phase 2 clinical trial in a muscle movement disorder.

"We have made significant progress in 2015 with our neurotoxin product candidates in four unique indications,” said President and Chief Executive Officer, Dan Browne. “Our injectable RT002 BELMONT study, a Phase 2 active comparator clinical trial against the market leader for the treatment of frown lines, has completed enrollment. Our prior study showed a median duration of effect of seven months and we look forward to reporting interim duration results from the BELMONT study later this year.

“In addition, we are pleased to announce that we have selected cervical dystonia as our first therapeutic indication for injectable RT002. Cervical dystonia is characterized by excessive pulling of the muscles in the neck and shoulder and, as a result, negatively impacts functionality and quality of life. Since cervical dystonia is already an approved indication for botulinum toxin, we have a clear clinical and regulatory path to follow for approval. We believe physicians and patients alike would embrace a potentially longer-lasting botulinum toxin treatment option for this disorder. We plan to commence a Phase 2 clinical trial in the second half of 2015 and report preliminary efficacy results before year end.

“Our product candidate RT001 has the potential to be the first commercially-available, topically-applied form of botulinum toxin type A and maintains an exceptional safety profile. Our open-label study is now fully enrolled, and we anticipate reporting the outcome this quarter. Following a successful readout from the open-label study, we plan to initiate a Phase 3 Pivotal trial for crow’s feet lines this summer and report preliminary efficacy results before the end of the year. Separately, we plan to initiate an RT001 Phase 2 clinical study mid-year for the treatment of hyperhidrosis, or excessive sweating, and report preliminary efficacy results in the second half of 2015,” Browne concluded.

Summary Financial Results
Research and development expenses for the quarter ended March 31, 2015 were $9.3 million compared to $7.6 million for the same period in 2014. The increase in research and development expenses is primarily attributable to increased costs related to personnel and expenditures related to our ongoing clinical trials.
General and administrative expenses for the quarter ended March 31, 2015 were $6.0 million compared to $4.1 million for the same period in 2014. The increase in general and administrative expenses is primarily attributable to increased costs related to personnel and administrative activities to support the operation of a public company.
Total operating expenses for the quarter ended March 31, 2015 were $15.3 million compared to $11.6 million for the same period in 2014. Stock-based compensation for the quarter ended March 31, 2015 was $2.3 million. When excluding depreciation and stock-based compensation, total operating expenses for the quarter ended March 31, 2015 were $12.4 million.

Net loss for the quarter ended March 31, 2015 was $15.4 million compared to $21.4 million for the same period in 2014. Interest expense for the quarter ended March 31, 2015 was $0.2 million. Upon completion of the IPO in February 2014, Revance recorded non-cash interest expense, including loss on debt extinguishment, of $9.6 million in connection with the settlement of previously outstanding convertible notes.
Cash and cash equivalents as of March 31, 2015 were $153.7 million.

2015 Financial Outlook
Revance reaffirms its 2015 full-year guidance. The company expects cash burn for 2015 to be in the range of $74 to $84 million. Revance expects 2015 non-GAAP operating expense to be in the range of $72 to $80 million, excluding depreciation of $2 to $3 million and estimated stock-based compensation of $10 to $12 million. With additional clinical trials planned for 2015, the company anticipates 2015 non-GAAP research and development expense to be in the range of $52 to $60 million, excluding depreciation of $2 to $3 million and estimated stock-based compensation of $5 to $7 million.

Weighted-average number of shares outstanding for the first quarter ended March 31, 2015 was 23.5 million. Revance expects 2015 weighted-average number of shares outstanding to be approximately 23.5 million to 24.5 million.

Conference Call
Individuals interested in listening to the conference call today, May 13, at 1:30pm PT/4:30pm ET may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 22992568; or from the webcast link in the investor relations section of the Company's website at: www.revance.com.

A replay of the call will be available beginning May 13, 2015 at 4:30pm PT/7:30pm ET through midnight on May 14, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 22992568. The webcast will be available in the investor relations section on the Company's website for 30 days following the completion of the call.

RT001 and RT002 Product Candidates
Revance is currently developing two botulinum toxin type A product candidates. RT001 is a topical formulation, which has the potential to be the first commercially available non-injectable dose form. Revance is studying topical RT001 for aesthetic indications, such as crow's feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating). RT002 is a novel, injectable formulation of botulinum toxin designed to be more targeted and longer lasting than currently available injectable botulinum toxin products. Revance is studying injectable RT002 for aesthetic indications, such as glabellar (frown) lines and therapeutic uses, such as muscle movement disorders. Both products would have the potential to expand into additional aesthetic and therapeutic indications in the future.

About Revance Therapeutics, Inc.
Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic indications. The company is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing neurotoxin markets. Revance's proprietary TransMTS technology enables delivery of botulinum toxin A through two novel dose formulations, a needle-free topical form and an injectable form that may localize the drug to the site of injection resulting in a more targeted and potentially longer lasting delivery. Revance is pursuing clinical development for product candidates topical RT001 and injectable RT002 in a broad spectrum of aesthetic and therapeutic indications. The company holds worldwide rights for all indications of RT001, RT002 and the TransMTS technology platform. More information on Revance Therapeutics can be found at www.revance.com.

"Revance Therapeutics", TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics’ 2015 Financial Outlook and other financial performance, the process and timing of, and ability to complete, current and anticipated future clinical development of our product candidates, including but limited to initiation and design of clinical studies for current and future indications, related results and reporting of such results; statements about our business strategy, goals and market for our anticipated products, plans and prospects; our ability to obtain regulatory approval; potential benefits of our product candidates and our technologies; and future financial performance.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our product candidates; our ability to achieve market acceptance of our product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our product candidates; our ability to successfully commercialize our product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled described in the “Risk Factors” section of our annual report on Form 10-K filed March 4, 2015. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

Revance has presented certain non-GAAP financial measures in this release. This release and the reconciliation tables included herein include total non-GAAP operating expense and non-GAAP R&D expense, both of which exclude depreciation and stock-based compensation. Revance excludes depreciation costs and stock-based compensation expense because management believes the exclusion of these items is helpful to investors to evaluate Revance's recurring operational performance. Revance management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Contacts

Investors:
Revance Therapeutics
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Westwicke Partners
Leigh Salvo
(415) 513-1281
leigh.salvo@westwicke.com

Trade Media:
Nadine Tosk
(847) 920-9858
nadinepr@gmail.com

REVANCE THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$153,717	$171,032
Restricted cash, current portion	35	75
Prepaid expenses and other current assets	1,937	1,624
Total current assets	155,689	172,731
Property and equipment, net	19,390	19,274
Restricted cash, net of current portion	400	435
Other non-current assets	243	29
TOTAL ASSETS	$175,722	$192,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,089	$3,149
Accruals and other current liabilities	4,019	4,145
Financing obligation, current portion	319	307
Notes payable, current portion and net of discount	—	2,635
Total current liabilities	6,427	10,236
Financing obligation, net of current portion	513	598
Derivative liabilities associated with Medicis settlement	1,583	1,541
Deferred rent	3,741	3,725
TOTAL LIABILITIES	12,264	16,100
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share — 95,000,000 shares authorized both as of March 31, 2015 and December 31, 2014, respectively; 23,944,861 and 23,774,465 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	24	24
Additional paid-in capital	437,633	435,142
Accumulated deficit	(274,199)	(258,797)
TOTAL STOCKHOLDERS’ EQUITY	163,458	176,369
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$175,722	$192,469

REVANCE THERAPEUTICS, INC.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2015	2014
Revenue	$75	$158
Operating expenses:
Research and development	9,254	7,551
General and administrative	5,996	4,093
Total operating expenses	15,250	11,644
Loss from operations	(15,175)	(11,486)
Interest income	27	2
Interest expense	(165)	(9,841)
Change in fair value of derivative liabilities associated with the convertible notes	—	4,032
Changes in fair value of derivative liabilities associated with Medicis settlement	(42)	(416)
Change in fair value of common stock warrant liability	—	(2,151)
Change in fair value of convertible preferred stock warrant liability	—	(210)
Loss on settlement of preferred stock warrant	—	(1,356)
Other expense, net	(47)	—
Net and comprehensive loss	$(15,402)	$(21,426)
Net loss attributable to common stockholders:
Basic	$(15,402)	$(21,426)
Diluted	$(15,402)	$(21,426)
Net loss per share attributable to common stockholders:
Basic	$(0.65)	$(1.93)
Diluted	$(0.65)	$(1.93)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders:
Basic	23,535,080	11,092,471
Diluted	23,535,080	11,092,471

Revance Therapeutics, Inc.
2015 Financial Results

Reconciliation of GAAP Operating Expense to Non-GAAP Expense
(In thousands)

Quarter Ended March 31, 2015
Operating expense:
GAAP operating expense	$15,250
Adjustments:
Stock-based compensation	(2,317)
Depreciation	(531)
Non-GAAP operating expense	$12,402

Revance Therapeutics, Inc.
Financial Guidance

Reconciliation of GAAP Operating Expense to Non-GAAP Expense
(In thousands)

	Fiscal Year
	2015
	Low	High
Operating expense:
GAAP operating expense	$84,000	$95,000
Adjustments:
Stock-based compensation	(10,000)	(12,000)
Depreciation	(2,000)	(3,000)
Non-GAAP operating expense	$72,000	$80,000

Reconciliation of GAAP R&D Expense to Non-GAAP R&D Expense
(In thousands)

	Fiscal Year
	2015
	Low	High
Operating expense:
GAAP R&D expense	$59,000	$70,000
Adjustments:
Stock-based compensation	(5,000)	(7,000)
Depreciation	(2,000)	(3,000)
Non-GAAP R&D expense	$52,000	$60,000